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Certification Regarding Compliance with Applicable Servicing Criteria

1.
BANK OF AMERICA, N.A. is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ending December 31, 2008 (the "Reporting Period"), as set forth in Appendix A hereto. The transactions covered by this report include domestic asset-backed securities transactions for which BANK OF AMERICA, N.A. acted as servicer involving residential mortgage loans, other than government sponsored entities, or transactions that do not have scheduled interest and/or scheduled principal remittance schedules as outlined in their respective transaction agreements, with the exception of certain non-registered transactions (the "Platform");

2.
BANK OF AMERICA, N.A. has engaged certain vendors, which are not servicers as defined in Item 1101(j) of Regulation AB (the "Vendors"), to perform specific, limited or scripted activities, BANK OF AMERICA, N.A. elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors' activities as set forth in Exhibit A hereto;

3.
Except as set forth in paragraph 4 below, BANK OF AMERICA, N.A. used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4.
The criteria listed in the column titled "Inapplicable Servicing Criteria" on Exhibit A hereto are inapplicable to BANK OF AMERICA, N.A. based on the activities it performs, directly or through its Vendors, with respect to the Platform;

5.
BANK OF AMERICA, N.A. has complied, in all material respects, with the applicable servicing criteria as of December 31, 2008, and for the Reporting Period with respect to the Platform taken as a whole, except as disclosed in Appendix B;

6.
BANK OF AMERICA, N.A. has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 2008 and for the Reporting Period with respect to the Platform taken as a whole;

7.
BANK OF AMERICA, N.A. has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 2008 and for the Reporting Period with respect to the Platform taken as a whole; and

8.
PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on BANK OF AMERICA, N.A.'s assessment of compliance with the applicable servicing criteria for the Reporting Period.

February 26, 2009

/s/ Steve Bailey	/s/ H. Randall Chestnut
Steve Bailey	H. Randall Chestnut
Managing Director	Senior Vice President
Bank of America, N.A.	Bank of America, N.A.

APPENDIX A

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by Bank of America, N.A.	Performed by Vendor(s) for which Bank of America, N.A. is the Responsible Party	Performed by subservicer(s) or vendor(s) for which Bank of America N.A. is NOT the Responsible Party[1]	NOT performed by Bank of America, N.A. or by subservieer(s) or vendor(s) retained by Bank of America, N.A.
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.				X
l122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Xi	Xii
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X

1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
Xiii
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Xiv
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer's investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
		Xv	Xvi
1122(d)(4)(v)	The Servicer's records regarding the mortgage loans agree with the Servicer's records with respect to an obligor's unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X

1122 (d)(4)(vii)
Loss mitigation or recovery actions (e.g., forebearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
Xvii
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements, Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
		Xviii	Xix
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
		Xx	Xxi
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the Servicer, or such other number of days specified in the transaction agreements.
		Xxii	Xxiii
1122(d)(4)(xiv)	Delinquincies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	X

i
Bank of America, N.A. under criterion 1122 (d) (2) (ii) makes authorized disbursements on behalf of an obligor for escrowed amounts and to investors for their disbursements except for specific, limited instances the tax monitoring vendors make disbursements on behalf of an obligor.

ii	Under criterion 1122 (d) (2) (ii), in specific, limited instances the tax monitoring vendors make disbursements on behalf of an obligor.

iii
Criterion under 1122 (d) (3) (i) (B) are performed either by Bank of America, N.A. or another participant in the servicing function as described in the transaction agreements. Criterion under 1122 (d) (3) (i) (A), (C) and (D) are performed by another party participating in the servicing function as described in the transaction agreements.

iv
Under criterion 1122 (d) (3) (ii) remittances may be made either directly to the investor by Bank of America, N.A. or another participant in the servicing function as described in the transaction agreements. Another party participating in the servicing function is responsible for allocations and distribution priorities as described in the transaction agreements.

v	Bank of America, N.A. performs the entire criterion 1122 (d) (4) (iv) except for the lockbox function, which is a specific, limited activity performed by a vendor.

vi	A vendor performs only the lockbox function for criterion 1122 (d) (4) (iv).

vii
In the absence of specific investor/insurer timeframe standards, the Company generally services loans in accordance with Fannie Mae guidelines which are generally considered to be accepted industry standard. Timelines for the initiation and/or completion of recovery actions or loss mitigation activities may be impacted by circumstances outside of the Company's control (including bankruptcy, probate or other legal proceedings, skip trace issues, title issues, natural or man-made disasters or government seizures), and timelines for the initiation and/or completion of foreclosures may also be impacted by the foregoing or by other circumstances outside of the Company's control (including loss mitigation actions consistent with Fannie Mae guidelines, sheriff delays, court delays or foreclosure moratoriums). In assessing its compliance with criterion 1122(d)(4)(vii), the Company does not consider initiation and/or completion delays due to these situations to be instances of non-compliance.

viii	Bank of America, N.A. performs all of the functions under criterion 1122(d) (4) (xi) except for specific, limited tax and insurance monitoring and disbursement activity performed by vendors.

ix	A vendor performs specific, limited tax and insurance monitoring and disbursement functions for criterion 1122 (d) (4) (xi).

x	Bank of America, N.A. performs all of the functions under criterion 1122 (d) (4) (xii) except for specific, limited tax and insurance monitoring and disbursement activity performed by vendors.

xi	A vendor performs specific, limited tax and insurance monitoring and disbursement functions for criterion 1122(d) (4) (xii).

xii	Bank of America, N.A. performs all of the functions under criterion 1122(d) (4) (xiii) except for specific, limited tax and insurance monitoring and disbursement activity performed by vendors.

xiii	A vendor performs specific, limited tax and insurance monitoring and disbursement functions for criterion 1122(d) (4) (xiii).

APPENDIX B

1.
The servicer has assessed its compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2008, and has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole, except as discussed below:

1122 (d) (4) (vii) - Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements

Certain foreclosures were not initiated in accordance with the timeframes established by the transaction agreements.

2.	The servicer has implemented the following remediation plan:

The servicer has increased staff and enhanced its procedures and controls in an effort to ensure timely initiation of foreclosure actions.

* The Report of Independent Registered Public Accounting Firm covers only paragraph 1 of this Appendix B.